UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  May 28, 2013

The Bon-Ton Stores, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania 17402

(Address of principal executive offices)

(717) 757-7660

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

8.00% Second Lien Senior Secured Notes due 2021

On May 28, 2013, The Bon-Ton Stores, Inc. (the “Company”) announced that its wholly owned subsidiary, The Bon-Ton Department Stores, Inc. (the “Issuer”), issued $350 million aggregate principal amount of 8.00% Second Lien Senior Secured Notes due 2021 (the “2021 Notes”).  The 2021 Notes were issued pursuant to an indenture, dated as of May 28, 2021 (the “Indenture”), among the Issuer, the Company and certain subsidiaries of the Company, as guarantors (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).  A portion of the net proceeds from the 2021 Notes were used to purchase $29,304,000 aggregate principal amount of the Issuer’s 10¼% Senior Notes due 2014 (the “2014 Notes”) and $187,706,000 aggregate principal amount of the Issuer’s 10 5/8% Second Lien Senior Secured Notes due 2017 (the “2017 Notes”) pursuant to previously announced tender offers made by the Issuer.  A further portion of the net proceeds from the 2021 Notes will be used to redeem (i) all of the $39,679,000 aggregate principal amount of 2014 Notes remaining after the tender offer for the 2014 Notes and (ii) $85 million aggregate principal amount of the 2017 Notes remaining after the tender offer for the 2017 Notes, as well as to pay fees and expenses related to both tender offers.

The 2021 Notes are guaranteed, jointly and severally, on a senior basis, by each of the Company, The Bon-Ton Stores of Lancaster, Inc., The Bon-Ton Giftco, LLC, Carson Pirie Scott II, Inc., Bon-Ton Distribution, Inc. and McRIL, LLC, and all of the Company’s other subsidiaries that guarantee the obligations of the Issuer and the other borrowers under that certain Second Amended and Restated Loan and Security Agreement, dated as of March 21, 2011, by and among such borrowers, Bank of America, N.A., as Agent, and the other loan parties, lenders and other parties from time to time party thereto (the “Credit Agreement”). The 2021 Notes and the related guarantees are secured by second-priority liens on the collateral (the “Collateral”) owned by the Issuer and each Guarantor, subject to certain permitted liens and exceptions as further described in the Indenture and the related security documents. The Collateral consists of substantially all of the Issuer’s and the Guarantors’ tangible and intangible assets securing the Credit Agreement, except for capital stock of the Issuer and certain of the Issuer’s subsidiaries and certain other exceptions.

The 2021 Notes and the related guarantees are the general secured obligations of the Issuer and the Guarantors, respectively, and rank (i) pari passu to the 2017 Notes, (ii) senior in right of payment to any future obligations of the Issuer and the Guarantors that are, by their terms, expressly subordinated in right of payment to the 2021 Notes, (iii) effectively junior to obligations of the Issuer and the Guarantors that are either secured by a lien on the Collateral that is senior or prior to liens securing the 2021 Notes (including the liens securing the Credit Agreement and any other permitted first-priority liens), or secured by assets that are not part of the Collateral securing the 2021 Notes, in each case to the extent of the value of the assets securing such obligations and (iv) structurally junior to all existing and future indebtedness and other liabilities of subsidiaries of the Issuer that do not guarantee the 2021 Notes.

The Issuer will pay interest on the 2021 Notes at a rate of 8.00% per annum, payable semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year, commencing December 15, 2013. The 2021 Notes mature on June 15, 2021.

On or after June 15, 2016, the Issuer may redeem the 2021 Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the 12-month period commencing on June 15 of the years set forth below:

Period	Redemption Price
2016	106.000%
2017	104.000%
2018	102.000%
2019 and thereafter	100.000%

In addition, prior to June 15, 2016, the Issuer may redeem the 2021 Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the 2021 Notes redeemed plus the “make-whole” premium set forth in the Indenture as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date.

Notwithstanding the foregoing, at any time and from time to time on or prior to June 15, 2016 the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the 2021 Notes with the net cash proceeds of one or more equity offerings by the Company, at a redemption price (expressed as a percentage of principal amount thereof) of 108.000%, plus accrued and unpaid interest and additional interest, if any, to the redemption date; provided, however, that at least 50% of the original aggregate principal amount of the 2021 Notes must remain outstanding after each such redemption.

The Indenture contains covenants that limit the Issuer’s ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends or make other distributions in respect of or repurchase or redeem its capital stock; (iii) prepay, redeem or repurchase its subordinated indebtedness; (iv) make investments; (v) sell assets; (vi) incur certain liens; (vii) enter into agreements restricting its subsidiaries’ ability to pay dividends; (viii) enter into transactions with affiliates; and (ix) consolidate, merge or sell all or substantially all of its assets. These covenants are subject to a number of important exceptions and qualifications, as described in the Indenture, and certain covenants will not apply at any time when no default under the Indenture has occurred and is continuing. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2021 Notes to be due and payable immediately.

Registration Rights Agreement

On May 28, 2013, in connection with the issuance of the 2021 Notes, the Issuer and the Guarantors entered into a registration rights agreement with the initial purchasers of the 2021 Notes, relating to, among other things, an exchange offer for the 2021 Notes and the related guarantees (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Issuer and the Guarantors will cause to be filed with the Securities and Exchange Commission (the “SEC”) an exchange offer of freely tradable notes and guarantees having substantially identical terms as the 2021 Notes and guarantees issued under the Indenture within 180 days after the closing date of the 2021 Notes issuance, subject to certain exceptions. The Issuer and the Guarantors will use their commercially reasonable efforts to cause the exchange offer to be declared effective by the SEC within 270 days after the closing date of the 2021 Notes issuance (the “Effectiveness Target Date”) and cause the exchange offer to be completed within 30 business days after the Effectiveness Target Date. If the Issuer is unable to effect the exchange offer under certain circumstances, the Issuer is to use commercially reasonable efforts to have a shelf registration statement declared effective by the SEC with respect to resales of the 2021 Notes within 270 days after the obligation to file such shelf registration statement arises and to keep such shelf registration statement effective, supplemented and amended for at least two years following effectiveness of the shelf registration statement or until all of the 2021 Notes covered by the shelf registration statement are sold. If the Issuer and the Guarantors fail to meet these targets (each, a “Registration Default”), the annual interest rate on the 2021 Notes will increase by 0.25% per annum during the 90-day period following the occurrence of any Registration Default and increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.00% per annum. If the Registration Default is corrected, the applicable interest rate will revert to the original level.

Additional Pari Passu Joinder Agreement and Intercreditor Joinder Agreement

By execution of the Additional Pari Passu Joinder Agreement and Intercreditor Joinder Agreement dated as of May 28, 2013 (the “Joinder”), Wells Fargo Bank, National Association (i) became an additional pari passu agent under that certain Second Lien Security Agreement, dated as of July 9, 2012 (the “Security Agreement”) among the Issuer, the other grantors party thereto and Wells Fargo Bank, National Association, as trustee (in such capacity, the “2017 Notes Trustee”) and collateral agent (in such capacity, the “2017 Notes Collateral Agent”) relating to the Collateral on behalf of the holders of the 2021 Notes as secured parties under the Security Agreement and (ii) became a future second priority agent under that certain Intercreditor Agreement dated as of July 9, 2012 (the “Intercreditor Agreement”) among Bank of America, N.A., as collateral agent under the Credit Agreement (the “Revolving Credit Agent”), Wells Fargo Bank, National Association, as the 2017 Notes Trustee and 2017 Notes

Collateral Agent, the Company and the subsidiaries of the Company party thereto, on behalf of the holders of the 2021 Notes as secured parties under the Security Agreement.  As a result, the Security Agreement governs the treatment of the Collateral for the 2021 Notes, and the Intercreditor Agreement governs the relative priorities (and certain other rights) of the Trustee vis-à-vis the Revolving Credit Agent and the 2017 Notes Trustee and 2017 Notes Collateral Agent.  The security interest granted in favor of the Collateral Agent, for the benefit of the applicable secured parties, ranks junior in priority to the security granted in favor of the Revolving Credit Agent and equal and ratable to the security interest granted in favor of any other second priority agent.

Item 2.03              Creation of a Direct Financial Obligation

The information set forth under item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1

Indenture, dated as of May 28, 2013, among The Bon-Ton Department Stores, Inc., The Bon-Ton Stores, Inc., the other guarantors named therein, and Wells Fargo Bank, National Association, as trustee and collateral agent.

4.2

Registration Rights Agreement, dated as of May 28, 2013, among The Bon-Ton Department Stores, Inc., The Bon-Ton Stores, Inc., the other the guarantors named therein and the initial purchasers named therein.

10.1

Additional Pari Passu Joinder Agreement and Intercreditor Joinder Agreement, dated as of May 28, 2013, among Wells Fargo Bank, National Association, as Additional Pari Passu Agent and as Future Second Priority Agent, Wells Fargo Bank, National Association, as Collateral Agent, Bank of America, N.A., as Revolving Credit Agent and Wells Fargo Bank, National Association, as Second Priority Designated Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2013

THE BON-TON STORES, INC.

By:	/S/ KEITH E. PLOWMAN
Keith E. Plowman
Executive Vice President and Chief Financial Officer